[LOGO OF UNITED NATIONAL]



                      UnitedTrust Receives Payment On Loan

     Bridgewater, NJ--August 27, 2002--United National Bancorp (Nasdaq: UNBJ), the parent company of UnitedTrust Bank, today announced that the Bank has received payment on the commercial credit facility to an insurance premium financier, which had been placed on non-accrual.

     The Company previously announced that it had placed the $21 million commercial credit facility on non-accrual. During the second quarter, the Company recorded a $2.4 million charge-off related to the loan. The balance has now been repaid, and non-performing loans have been reduced accordingly.

     United National Bancorp is a $2.8 billion asset holding company headquartered in Bridgewater, New Jersey operating 52 community banking offices throughout Essex, Hunterdon, Middlesex, Morris, Somerset, Union and Warren counties in New Jersey and Lehigh and Northampton counties in Pennsylvania. The Bank provides retail banking, alternative financial products, insurance services, business banking services, commercial lending, construction and commercial real estate lending, consumer and mortgage lending and trust and investment services. Visit United National Bancorp and UnitedTrust Bank on the World Wide Web at www.unitedtrust.com.

     Contact: media, Donald E. Reinhard, 908-429-2370 or investors, Alfred J. Soles, 908-429-2406, both of United National Bancorp.

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